EX-3.(I)I

                            Certificate of Amendment



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                                   EXHIBIT 3.(I)I

                                STATE OF DELAWARE

                            CERTIFICATE OF AMENDMENT

                         OF CERTIFICATE OF INCORPORATION

NVID INTERNATIONAL, INC. A corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

FIRST: That the following resolutions were duly adopted at a validly constitued meeting of the Board of Directors of the Corporation, setting forth proposed amendments to the Certificate of Incorporation, determining that the capital of the Corporation will not be decreased on account of such amendments and declaring such amendments be submitted to the stockholders of the corporation for their approval. The resolutions are as follows:

          "RESOLVED that there is hereby adopted an amendment to the corporation's Certificate of Incorporation pursuant to which the authorized capital stock of the Corporation shall be changed from 60,000,000 shares of common stock, $.001 par value to 100,000,000 shares of common stock $.001 par value; and in connection with such change, the first paragraph of
     Article 4 of the Certificate of Incorporation shall be amended to read as follows:

          '4. The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, $.001 par value.'

          RESOLVED that the Board of Directors determines that the capital of the Corporation will not be decreased on the account of the foregoing amendment, declares the foregoing amendment to the Corporation's
     Certificate of Incorporation to be advisable, and directs that the amentment be submitted to the stockholders of the Corporation for their approval puruant to Section 242(b) of the General Corporation Law of the State of Delaware."

SECOND: That the Amendment of the Certificate of Incorporation effected by this Certificate was duly authorized by the stockholders of the Corporation at a meeting duly called, noticed and held, after having been declared advisable by the Board of Directors of the Corporation, all in accordance with the provisions of Section 242 of the General Corporation Lan of the State of Delaware.

THIRD: That the capital of said corporation will not he reduced under or by reason of, the foregoing amendment to the Certificate of Incorporation of the Corporation.

IN WHITNESS WHEREOF, NVID INTERNATIONAL, INC> has caused this certificate to be signed by David Larson, its President, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this certificate is his act and deed, this 12th day of May, 2000.


 By:    s/s David Larson
        David Larson, President
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